                                 EXHIBIT 11.1

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                               USA TRUCK, INC.

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
                                                  Three Months Ended             Nine Months Ended
                                                     September 30                   September 30
                                             --------------------------      --------------------------
                                                1996           1995             1996           1995
                                             ----------     -----------      ----------     -----------
Average shares outstanding                    9,456,387       9,692,728       9,481,322       9,690,937

Net effect of dilutive stock options-
  based on the treasury stock method
  using average market price                    143,293         361,389         254,580         376,939
                                             ----------     -----------      ----------     -----------
Totals                                        9,599,680      10,054,117       9,735,902      10,067,876
                                             ==========     ===========      ==========     ===========
Net income                                   $1,115,530     $ 1,183,051      $2,641,924     $ 4,948,610
                                             ==========     ===========      ==========     ===========
Net income per share                         $     0.12     $      0.12      $     0.27     $      0.49
                                             ==========     ===========      ==========     ===========